Acruence Active Hedge U.S. 485BPOS

Exhibit 99(i)(xxxii)

July 26, 2024

Tidal ETF Trust

898 N. Broadway, Suite 2

Massapequa, NY 11758

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated April 5, 2021 regarding the sale of an unlimited number of shares of beneficial interest of the Acruence Active Hedge U.S. Equity ETF, series of Tidal ETF Trust. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.